Exhibit 99.1
News Release: IMMEDIATE RELEASE

For further information contact:

Susan Matthews, Media	317.590.3202
Suzie Singer, Corporate Communications	812.376.1917
Conference Call, 9:00 a.m., EDT, May 7, 2008	800.559.2403
Confirmation #21603916
Replay available at http://www.irwinfinancial.com/investors/index_ir.htm

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2008 RESULTS

  Performance at Three Operating Segments Improves $11 Million Over Fourth Quarter Driven by Lower Losses at Home Equity
    Commercial Banking Profitable
    Commercial Finance Achieves Record Profits
  Company Moves To Significantly Reduce or Eliminate Exposure to Credit Risk of Home Equity Loans
    Stops Production of Home Equity Loans For Portfolio
    Hires Advisors to Explore Strategic Alternatives for Home Equity Assets
  Consolidated Loss of $22 Million Includes $8 Million Non-Cash Mark-to-Market in Securities Portfolio
  Risk Weighted Capital at 12.5% Remains Above Internal Target Levels

(Columbus, IN, May 7, 2008) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced a loss of $22.2 million or $0.77 per diluted share during the first quarter of 2008. The net loss includes a non-cash mark-to-market of $8 million after tax in the Corporation's securities portfolio. Losses from the Corporation's three operating segments were $10.6 million, a $10.8 million or 51 percent improvement on a sequential quarter basis.

"In spite of the ongoing unsettled conditions in the real estate markets, we progressed toward our goal of returning results from our three operating units to profitability. Unfortunately, the global liquidity crisis and credit deterioration caused us to have to take a non-cash mark-to-market impairment in the first quarter in our securities portfolio that were downgraded but are still paying as expected," said Will Miller, Chairman and CEO of Irwin Financial.

"Through asset sales and a solution to our exposure to home equity credit losses, management and the Board are re-focusing the Corporation on our core banking services to small business customers," Miller continued.

"Towards this end, we suspended originations in our home equity segment of loans for our own portfolio, including second mortgages. The home equity segment is now focused on government-insured and conforming, conventional first mortgage loans that can be sold into the secondary markets. We believe these actions will accelerate the reduction of exposure to risk in this segment. In addition, the Board of Irwin Financial has engaged Stifel, Nicolaus & Company, Incorporated and Milestone Advisors, LLC to explore alternatives to achieve our strategic refocusing objectives and resolve our home equity loan exposure. These steps could include but are not limited to sales of loans, a spin off of assets, or a recapitalization. Based on what we know today, once we have achieved these objectives and taken their associated charges, we expect to be profitable on a consolidated basis. Our aim is to complete this process in the third quarter and sooner if possible.

"In the first quarter, we also remained focused on maintaining and enhancing our liquidity and capital positions, having taken several actions while actively exploring additional steps. During the first quarter, we suspended dividends and reduced our assets to maintain our risk-weighted capital ratios. In spite of the first quarter losses, our risk weighted capital ratios ended the quarter at 12.5 percent at Irwin Financial and 12.4 percent at Irwin Union Bank and Trust, each above our internal targets. It is important to note that due to securitization structures, if we were to assume that we moved all of the home equity loans off our balance sheet, we believe both Irwin Union Bank and Trust and Irwin Financial would have a risk-weighted capital ratio above the statutory ten percent standard for a "well capitalized" bank.1 Total deposits remained unchanged in the first quarter. We will continue to pursue assets sales as necessary in order to maintain healthy capital ratios and liquidity while we continue progress on our return to profitability.

"Our $11 million quarter-over-quarter reduction in operating losses from our three segments was partially offset by a mark-to-market non-cash accounting impairment driven by dislocations in the bond market. In our treasury operations, we have a securities portfolio of non-conforming mortgage-backed bonds. The underlying loans in this portfolio had loan-to-value ratios at origination of approximately 75 percent and FICO scores of just over 700. However, due to ratings downgrades by two Nationally Recognized Statistical Ratings Organizations (NRSROs) in April as well the absence of market trades, we recognized "other than temporary impairment" on these securities of a $13 million pre-tax charge or approximately 50 percent of their par value, during the quarter," Miller concluded.

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1 - This pro forma statement assumes a hypothetical situation in which the entire home equity portfolio is either moved off the balance sheet without compensation or is written down to a zero value. This analysis ignores potential non-loan restructuring charges and potential proceeds from a sale of loans or loan assets, although we understand there is value in these portfolios. For the loans funded with financing securitizations, it assumes the associated debt is removed from the balance sheet as well. Finally, it assumes the Corporation would be able to deduct any losses for income tax purposes, which management believes would be the case.

Financial highlights for the period include:

$ in millions, except EPS	1Q 2008	4Q 2007	Percent Change	1Q 2007	Percent Change
Net Interest Income	$64	$65	(1)%	$66	(3)%
Provision for Losses	(45)	(64)	30%	(23)	92%
Non-Interest Income	(4)	12	(138)%	(1)	(447)%
Total Consolidated Net Revenues	15	13	19%	42	(63)%
Non-Interest Expense	52	54	(4)%	52	(1)%
Net Loss From Continuing Operations	(22)	(23)	2%	(6)	264%
Discontinued Operations	N/A	(3)	N/A	(4)	N/A
Net Loss	(22)	(26)	15%	(10)	119%
Earning (Loss) per Share from Continuing Operations (diluted)	(0.77)	(0.80)	4%	(0.22)	250%
Loans and Leases	5,584	5,696	(2)%	5,415	3%
Deposits	3,399	3,325	2%	3,447	(1)%
Shareholders' Equity	436	459	(5)%	513	(15)%
Total Risk-Based Capital Ratio	12.5%	12.6%	(1)%	13.5%	(7)%

Consolidated net revenues for the first quarter increased on a sequential quarter and decreased on a year-over-year basis. The sequential quarter increase was primarily driven by the decline in loan loss provisions. The year-over-year decline primarily reflected an increase in loan loss provision in the home equity segment and other-than-temporary impairment of $13.2 million on the Corporation's securities portfolio. Net interest income of $64 million decreased modestly on a sequential quarter and year-over-year basis, reflecting a reduced loan and lease portfolio. First quarter loss provisions totaled $45 million, a 30 percent decline as compared to the fourth quarter, but a 92 percent increase as compared to a year earlier.

Non-interest expense decreased from the fourth quarter of 2007 and was unchanged from the prior year.

Reflecting an effort to reduce future credit risk and maintain liquidity and capital, the consolidated loan and lease portfolio declined 8 percent annualized during the quarter, totaling $5.6 billion as of March 31.

Deposits were relatively unchanged during the first quarter and totaled $3.4 billion at March 31. The consolidated net interest margin increased modestly to 4.44 percent as compared to 4.43 percent during the fourth quarter.

The Corporation had $436 million or $14.41 per share in common shareholders' equity as of March 31. At quarter-end, the Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 9.8 percent and 12.5 percent, respectively, compared to 10.2 percent and 12.6 percent as of December 31, 2007. The capital ratios of Irwin Union Bank and Trust were 10.3 percent and 12.4 percent, respectively for the Tier 1 Leverage and Total Risk-based Capital ratios at March 31, 2008.

Nonperforming loans and leases totaled $99 million or 1.78 percent of total loans and leases as of March 31, 2008, up from $76 million or 1.34 percent of loans and leases at December 31, 2007. The increase principally reflects a $20 million increase in non-performing commercial real estate loans in the commercial banking segment, particularly in the Sacramento and Phoenix markets. Management believes that the additional loss provision taken by this segment during the quarter fully provides for estimated losses from these loans. Non-performing home equity and commercial finance loans were modestly greater at March 31, 2008, than at December 31. The allowance for loan and lease losses for the Corporation's portfolios totaled $159 million as of March 31, up from $145 million at the end of December. The ratio of allowance for loan and lease losses to nonperforming loans and leases was 160 percent at March 31, compared to 190 percent at December 31, 2007. The decline in this ratio reflects the difference in relative collateral value (and therefore lower loss expectations) in non-performing loans in the commercial banking portfolio as compared to the Corporation's other portfolios. Other real estate owned, which is carried at fair value, totaled $17.1 million at March 31, up from $16.9 million at December 31.

The consolidated loan and lease loss provision totaled $45 million in the first quarter, down from $64 million in the fourth quarter of 2007. This decrease principally reflects a $17 million sequential quarter decrease in provision for the home equity portfolio where delinquencies decreased but charge offs increased. Thirty-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Managed Portfolio	Commercial Finance
March 31, 2008 Portfolio (in $Billions)	2.9	1.5	1.3

30-Day and Greater Delinquencies
- March 31, 2008	1.07%	5.66%	1.06%
- December 31, 2007	0.85	5.78	0.69
- September 30, 2007	0.41	4.72	0.79
- June 30, 2007	0.25	3.64	0.68
- March 31, 2007	0.22	2.95	0.64

Annualized Net Charge-offs
- March 31, 2008	0.27%	6.56%	0.88%
- December 31, 2007	0.27	4.62	0.90
- September 30, 2007	0.29	3.10	0.56
- June 30, 2007	0.17	2.18	0.76
- March 31, 2007	0.67	3.01	0.76

Allowance to Loans and Leases
- March 31, 2008	1.36%	7.07%	1.52%
- December 31, 2007	1.19	6.29	1.38
- September 30, 2007	0.93	4.00	1.36
- June 30, 2007	0.92	3.40	1.34
- March 31, 2007	0.93	2.95	1.39

Segment Results

Net income (loss) by line of business is shown below. Additional detail for each segment is available in the Form 10-Q.
Net Income(loss) ($ in millions)	1Q 2008	4Q 2007	Percent Change	1Q 2007	Percent Change
Commercial Banking	$1	$2	(34)%	$3	(66)%
Commercial Finance	4	4	5%	3	72%
Home Equity	(16)	(27)	41%	(10)	(59)%
Subtotal, Operating Segments	(11)	(21)	51%	(4)	(140)%
Other Segments, Including Parent	(12)	(1)	(758)%	(2)	(583)%
Net Income (Loss) From Continuing Operations	(22)	(23)	2%	(6)	(264)%

Income (Loss) From Discontinued Operations - Mortgage Banking	N/A	(3)	N/A	(4)	N/A
Consolidated Net Income (Loss)	(22)	(26)	15%	(10)	(119)%

The commercial banking segment earned $1.1 million during the first quarter, a decrease of $0.6 million as compared to the fourth quarter of 2007, reflecting lower net interest margins and increased compensation and related expenses.

The commercial banking segment's loan portfolio declined modestly during the quarter, reflecting a slowing of demand. Net interest margin was 3.76 percent during the quarter, down from 3.83 percent during the fourth quarter, reflecting loan repricing at a faster rate than deposits and other funding sources in the rapidly-declining rate environment experienced in the first quarter.

Credit quality in the commercial banking portfolio weakened across several of its markets. Thirty-day and greater delinquencies rose to 1.07 percent, compared to 0.85 percent at December 31. Non-performing assets increased during the quarter from $34 million to $55 million as of March 31. The majority of the increase in non-performing loans is related to deteriorating commercial real estate credits in connection with the residential housing markets in Phoenix and Sacramento. To address the increase in potential losses, the commercial banking segment recorded a loss provision of $6.6 million during the quarter, down from $9.7 million in the fourth quarter, bringing its allowance for losses to 1.36 percent of loans as of March 31, up from 1.19 percent as of December 31, 2007. Net charge-offs recorded during the first quarter totaled $2.0 million, an annualized rate of 0.27%, which was unchanged from the fourth quarter.

The commercial finance line of business earned $4.4 million in the first quarter of 2008, up from $4.2 million in the fourth quarter of 2007. This represents a new record for the segment.

The commercial finance loan and lease portfolio totaled $1.3 billion as of March 31, down modestly as compared to December 31, 2007, reflecting loan sales as well as portfolio run off. Loan and lease originations totaled $143 million during the first quarter. Franchise finance loan sales totaled $61 million. Net interest margin was 4.44 percent, down from 4.56 percent in the fourth quarter, due to funding costs which did not decline in line with variable loan rates.

Credit quality in this portfolio declined, but remains within management's expectations for this stage of the economic cycle. Thirty-day and greater delinquencies rose to 1.06 percent at quarter-end, compared to 0.69 percent at December 31. Non-performing loans totaled $11 million, up from $9 million at the end of December. To address this increase, the quarterly loan and lease provision increased to $5 million as compared to $4 million in the prior quarter. Net charge-offs of $2.7 million were down modestly from the fourth quarter.

The home equity segment lost $16.1 million during the first quarter, compared to a loss of $27.2 million during the fourth quarter of 2007. The reduced loss reflects the effect of a moderating rate of decline in the credit quality of the portfolio during the first quarter.

During the first quarter, management ceased originations of high loan-to-value second mortgages and has subsequently stopped origination of loans for its own portfolio, including second mortgages. The segment has shifted its focus to originating mostly government-insured and conforming, conventional, "for-sale" loans.

The segment's portfolio of loans totaled $1.4 billion as of March 31, compared to $1.5 billion at the end of last year. Mortgage loan originations totaled $29 million during the first quarter, down from $39 million during the fourth quarter. The decline in production is reflective of the transition to originating conventional products exclusively for sale to the secondary market.

Credit metrics indicated a moderation of the stress observed in the second half of 2007 and was consistent with historic, seasonal trends. Thirty-day and greater delinquencies on the managed portfolio decreased during the quarter to 5.66 percent from 5.78 percent as of December 31. Net charge-offs on the segment's managed portfolio totaled $25 million (6.6 percent annualized), an increase from $19 million (4.6 percent annualized) recorded during the fourth quarter of 2007, as severely delinquent loans were charged off. Non-performing loans were $41 million compared to $40 million at prior quarter-end. Loan loss provision in the segment totaled $33 million, down from $50 million during the fourth quarter of 2007.

As noted above, the Board of Irwin Financial has recently engaged Stifel, Nicolaus & Company, Incorporated and Milestone Advisors, LLC to explore strategic alternatives for its exposure to home equity loans. The Corporation's goal is to reduce our credit exposure to home equity loans to the point where they will not have a material effect on our future earnings.

The parent and other bank and non-bank consolidating entities lost $12 million during the first quarter, compared to a loss of $1 million in the fourth quarter of 2007. As noted above, the increased loss was primarily due to other-than-temporary impairment of $13 million on a portion of the securities portfolio. This portfolio consists of private-label, non-conforming first mortgage loans and is now carried at approximately 50 percent of face value. Also included in parent and other consolidating entities is a loss on derivatives which no longer qualify for hedge accounting of $2 million, in part due to the first quarter 2008 suspension of trust preferred dividend payments. In addition, the fourth quarter 2007 results include a $1 million income tax benefit that resulted from a change in our state effective tax rate.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business, provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth or decline in our earnings, projected loan originations and deposits, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our risk profile, asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolios;
  statements about the expected behavior of and our response to secondary market conditions;
  statements about steps we may take to maintain or increase capital and liquidity and reduce risk;
  statements about conditions in the mortgage markets or mortgage industry;
  statements about expected results from the discontinued operations of our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential deterioration or effects of general economic conditions, particularly in sectors relating to real estate and/or mortgage lending or small business-based manufacturing; potential effects related to the Corporation's decision to suspend the payment of dividends on its common, preferred and trust preferred securities; difficulties in reducing risk associated with home equity loans on our balance sheet or obtaining the desired tax treatment for any dispositions associated with the portfolio; potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters; difficulties in accurately estimating the future repurchase risk of residential mortgage loans due to alleged violations or representations and warranties we made when selling the loans to the secondary market; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining or retaining deposit or other funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift, including the memorandum of understanding entered into as of March 1, 2007, between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the effects of general economic conditions, including fluctuations in housing prices; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Wednesday, May 7, at 9:00 a.m. EDT. Greg Ehlinger, CFO, Will Miller, CEO, and Jody Littrell, FVP and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 559-2403; please tell the operator you would like to join the Irwin Financial call, confirmation #21603916. A replay of the call will be available on the Irwin Financial Corporation website at: http://www.irwinfinancial.com/investors/index_ir.htm.

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